Filed Pursuant to Rule 433
Registration Statement No. 333-285378
Dated March 3, 2025

 SYNOPSYS, INC.

PRICING TERM SHEET
March 3, 2025

$1,000,000,000 4.550% Senior Notes Due 2027 (the “2027 Notes”)
$1,000,000,000 4.650% Senior Notes Due 2028 (the “2028 Notes”)
$2,000,000,000 4.850% Senior Notes Due 2030 (the “2030 Notes”)
$1,500,000,000 5.000% Senior Notes Due 2032 (the “2032 Notes”)
$2,400,000,000 5.150% Senior Notes Due 2035 (the “2035 Notes”)
$2,100,000,000 5.700% Senior Notes Due 2055 (the “2055 Notes”)
(together, the “Notes”)

Issuer:	Synopsys, Inc. (the “Company”)

Expected Ratings*:	Baa1 (Stable) / BBB (Stable) (Moody’s/S&P)

Trade Date:	March 3, 2025

Settlement Date (T+10**):	March 17, 2025

Aggregate Principal Amount:	2027 Notes: $1,000,000,000 2028 Notes: $1,000,000,000 2030 Notes: $2,000,000,000 2032 Notes: $1,500,000,000 2035 Notes: $2,400,000,000 2055 Notes: $2,100,000,000

Net Proceeds to Issuer (before offering expenses):	2027 Notes: $996,790,000 2028 Notes: $996,780,000 2030 Notes: $1,992,680,000 2032 Notes: $1,490,355,000 2035 Notes: $2,383,920,000 2055 Notes: $2,075,556,000

Coupon Rate:	2027 Notes: 4.550% per year 2028 Notes: 4.650% per year 2030 Notes: 4.850% per year 2032 Notes: 5.000% per year 2035 Notes: 5.150% per year 2055 Notes: 5.700% per year

Interest Payment Dates:	Semi-annually on each April 1 and October 1 commencing on October 1, 2025

Maturity Date:	2027 Notes: April 1, 2027 2028 Notes: April 1, 2028 2030 Notes: April 1, 2030 2032 Notes: April 1, 2032 2035 Notes: April 1, 2035 2055 Notes: April 1, 2055

Price to Public:	2027 Notes: 99.904% 2028 Notes: 99.928% 2030 Notes: 99.984% 2032 Notes: 99.757% 2035 Notes: 99.780% 2055 Notes: 99.711%

Yield to Maturity:	2027 Notes: 4.599% 2028 Notes: 4.675% 2030 Notes: 4.853% 2032 Notes: 5.041% 2035 Notes: 5.178% 2055 Notes: 5.720%

Benchmark Treasury:
2027 Notes: UST 4.125% due February 28, 2027
2028 Notes: UST 4.250% due February 15, 2028
2030 Notes: UST 4.000% due February 28, 2030
2032 Notes: UST 4.125% due February 29, 2032
2035 Notes: UST 4.625% due February 15, 2035
2055 Notes: UST 4.500% due November 15, 2054

Benchmark Treasury Price / Yield:	2027 Notes: 100-07 5/8 / 3.999% 2028 Notes: 100-24 1/4 / 3.975% 2030 Notes: 99-31+ / 4.003% 2032 Notes: 100-06+ / 4.091% 2035 Notes: 103-19+ / 4.178% 2055 Notes: 100-15+ / 4.470%

Spread to Benchmark Treasury:	2027 Notes: 60 bps 2028 Notes: 70 bps 2030 Notes: 85 bps 2032 Notes: 95 bps 2035 Notes: 100 bps 2055 Notes: 125 bps

Optional Redemption:
2027 Notes:

Make-Whole Call: Prior to April 1, 2027 at T+10 bps
Par Call: None

2028 Notes:

Make-Whole Call: Prior to March 1, 2028 at T+15 bps
Par Call: On or after March 1, 2028 at 100%

2030 Notes:

Make-Whole Call: Prior to March 1, 2030 at T+15 bps
Par Call: On or after March 1, 2030 at 100%

2032 Notes:

Make-Whole Call: Prior to February 1, 2032 at T+15 bps
Par Call: On or after February 1, 2032 at 100%

2035 Notes:

Make-Whole Call: Prior to January 1, 2035 at T+15 bps
Par Call: On or after January 1, 2035 at 100%

2055 Notes:

Make-Whole Call: Prior to October 1, 2054 at T+20 bps
Par Call: On or after October 1, 2054 at 100%

Special Mandatory Redemption
If (i) the Ansys Merger is not consummated on or before the later of (x) January 31, 2026 and (y) the date that is five business days after any later date upon which “Closing” is permitted to occur under the terms of the Merger Agreement (as mutually agreed upon by the parties to the Merger Agreement) or (ii) the Issuer notifies the Trustee under the indenture that it will not pursue consummation of the Ansys Merger (any such event, a “Special Mandatory Redemption Event”), then the Issuer will be required to redeem all outstanding 2027 Notes, 2028 Notes, 2030 Notes and 2032 Notes (the “Special Mandatory Redemption”), at a redemption price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). The 2035 Notes and the 2055 notes will not be subject to Special Mandatory Redemption.

Offer to Repurchase upon Change of Control Triggering Event:
If a change of control occurs with a subsequent ratings decline, the Company will offer to repurchase the notes at a purchase price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

CUSIP / ISIN:
2027 Notes: 871607AA5 / US871607AA58
2028 Notes: 871607AB3 / US871607AB32
2030 Notes: 871607AC1 / US871607AC15
2032 Notes: 871607AD9 / US871607AD97
2035 Notes: 871607AE7 / US871607AE70
2055 Notes: 871607AG2 / US871607AG29

Offering Format:	SEC Registered

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:
BofA Securities, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Evercore Group L.L.C. MUFG Securities Americas Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BofA Securities, Inc., HSBC Securities (USA) Inc. or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, HSBC Securities (USA) Inc. at 1-866-811-8049 or J.P. Morgan Securities LLC at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.